Exhibit 10.16



           SENIOR OFFICER CHANGE IN CONTROL, SEVERANCE
                  AND SPECIAL PENSION AGREEMENT


     THIS SENIOR OFFICER CHANGE IN CONTROL, SEVERANCE AND SPECIAL
PENSION AGREEMENT (the "Agreement") is made as of this 8th day of March, 2000 between WISCONSIN ENERGY CORPORATION (the "Company") and PAUL DONOVAN (the "Executive").

     The Executive is currently a Senior Vice President and Chief Financial Officer of the Company and the Board of Directors of the Company (the "Board") wishes to encourage the Executive to continue to devote his time and attention to pursuit of Company matters without distractions relating to his employment security.

     In consideration of the terms and conditions set forth below, the parties agree as follows:

     1. Defined Terms. All of the capitalized terms used in this Agreement are defined in the attached Appendix.

     2. Purpose of Agreement. This Agreement is intended to provide the Executive with certain minimum compensation rights in the event of his termination of employment under certain circumstances as set forth herein and to provide certain special pension rights applicable to the Executive.

     3. Obligation of the Company on a Covered Termination of Employment Associated with a Change in Control. In the event of a Covered Termination of Employment Associated with a Change in Control, then the Company shall provide the Executive with the following compensation and benefits:

          (a) General Compensation and Benefits. The Company shall pay the Executive's full salary to the Executive from the time notice of termination is given through the date of termination of employment at the rate in effect at the time such notice is given or, if higher, at an annual rate not less than twelve times the Executive's highest monthly base salary for the twelve-month period immediately preceding the month in which the Effective Date occurs, together with all compensation and benefits payable to the Executive through the date of termination of employment under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. Such payments shall be made in a lump sum not later than ten business days after such termination. The Company shall also pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due, except that any normal cash severance benefits shall be superseded and replaced entirely by the benefits provided under this Agreement. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements most favorable to the Executive in effect at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to executives of the Company of comparable status and position to the Executive.

          (b) Incentive Compensation. Notwithstanding any provision of any cash bonus or incentive compensation plan of the Company, the Company shall pay to the Executive, within ten business days after the Executive's termination of employment, a lump sum amount, in cash, equal to the sum of (i) any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination of employment, but which has not yet been paid, and (ii) a pro rata portion of the Highest Bonus Amount for all uncompleted periods under any bonus or incentive compensation plan.

          (c) Special Compensation. The Company shall pay to the Executive a lump sum equal to three times the sum of (a) the highest per annum base rate of salary in effect with respect to the Executive during the three-year period immediately prior to the termination of employment plus (b) the Highest Bonus Amount. Such lump sum shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment, unless the Executive shall have filed a written irrevocable deferral election form with the Company prior to the first date on which a Change in Control of the Company occurs electing to defer all or part the special compensation provided by this
     Section 3(c) and irrevocably specifying a method of payment for such compensation from among the methods allowable under the Company's Executive Deferral Compensation Plan (the "EDCP"). Any deferred amounts shall be credited with earnings in the same manner as the Interest Rate Fund provided for in the EDCP and the EDCP provisions shall apply to deferrals made hereunder except that (i) the provisions for a mandatory lump sum payment upon a "Change in Control" as defined in the EDCP shall not apply to deferrals made hereunder and (ii) the entire amount deferred under
     Section 3(c) of this Agreement shall be paid in a lump sum by the Company no later than the occurrence of a Change in Control to such grantor or "rabbi" trust as the Company shall have established as a vehicle to hold such amount pending payment, but with such trust designed so that the Executive's rights to payment of such benefits are no greater than those of an unsecured creditor. The amount of the aggregate lump sum provided by this Section 3(c), whether paid immediately or deferred, shall not be counted as compensation for purposes of any other benefit plan or program applicable to the Executive.

          (d) Special Retirement Plans Lump Sum. The Company shall pay to the Executive an aggregate lump sum equal to the total of the amounts described in (a) and (b) herein. Amount (a) is a lump sum equal to the difference between (i) the actuarial equivalent of the benefit under the Company's tax-qualified pension plan, the Retirement Account Plan (the "Retirement Plans") and the Supplemental Executive Retirement Plan (the "SERP") described in Section 7 below which the Executive would receive if his employment continued for a three-year period following termination of employment, assuming that the Executive's compensation during such three-year period would have been equal to the Executive's salary as in effect immediately before the termination or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Highest Bonus Amount, and (ii) the actuarial equivalent of the Executive's actual benefit (paid or payable) under the Retirement Plan and the SERP as of the termination date. Actuarial equivalency for this purpose shall be determined using an interest rate equal to the five-year United States Treasury note yield in effect on the last business day of the month prior to the Effective Date as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the Retirement Plan. Amount (b) is a lump sum equal to the total of (i) the additional contributions which would have been made to the Executive's account under the Company's tax-qualified 401(k) plan, plus (ii) the additional contributions which would have been credited to the bookkeeping account balance of the Executive attributable to the 401(k) match feature of the EDCP, had the Executive continued in employment for a three-year period following termination of employment and assuming that the Executive's compensation would have been the same as set forth above and that the Executive had made maximum utilization of the pre-tax and after-tax opportunity in the qualified 401(k) plan and obtained the maximum matching contributions in such plan. The amount of the aggregate lump sum under this
     Section 3(d) shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment. The amount of the lump sum provided by this
     Section 3(d) shall not be treated as compensation for purposes of any other benefit plan or program applicable to the Executive. An example of the calculation of the aggregate lump sum amount provided by this Section 3(d) is attached following the Appendix and is made a part of this Agreement.

          (e) Welfare Benefits. Subject to Section 3(f) below, for the "relevant three-year period" as defined below, the Company shall provide the Executive with health, disability, life and other welfare benefits substantially similar to the benefits received by the Executive pursuant to welfare benefit programs of the Company or its affiliates as in effect immediately during the 180 days preceding the Effective Date (or, if more favorable to the Executive, as in effect at any time thereafter until the termination of employment); provided, however, that no compensation or benefits provided hereunder shall be treated as compensation for purposes of any of the programs or shall result in the crediting of additional service thereunder. For purposes of determining the amount of such welfare benefits, any part of which shall be based on compensation, the Executive's compensation during the relevant three-year period shall be deemed to be equal to the Executive's salary as in effect immediately before the termination of employment or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Highest Bonus Amount. To the extent that any of the welfare benefits covered by this Section 3(e) cannot be provided pursuant to the plan or program maintained by the Company or its affiliates, the Company shall provide such benefits outside the plan or program at no additional cost (including, without limitation, tax cost) to the Executive and his family. The Executive shall be entitled to be covered by a retiree medical and dental program at the end of the relevant three-year period, at a cost to the Executive not to exceed the lesser of the cost, if any, charged to other retirees or the COBRA continuation premium charged to terminees who elect to continue in the Company's health plan at their expense under applicable law. The Company shall become obligated to continue such benefits for the remainder of the Executive's life and that of his surviving spouse, notwithstanding any contrary provision or power of amendment or termination reserved to the Company in any otherwise applicable document. The "relevant three-year period" shall mean a three-year period beginning on the later of the Executive's termination of employment or the expiration of the welfare benefits coverage provided to the Executive under an agreement dated June 1, 1998 between the Executive and Sundstrand Corporation.

          (f) New Employment. If the Executive secures new employment during the "relevant three-year period" as defined in Section 3(e) above, the level of any benefit being provided pursuant to Section 3(e) hereof shall be reduced to the extent that any such benefit is being provided by the Executive's new employer. The Executive, however, shall be under no obligation to seek new employment and, in any event, no other amounts payable pursuant to this Agreement shall be reduced or offset by any compensation received from new employment or by any amounts claimed to be owed by the Executive to the Company or its affiliates.

          (g) Split-Dollar Life Insurance. Notwithstanding the provisions of Section 3(e) above, the Company shall continue to make premium payments on any split-dollar type life insurance program in effect on the life of the Executive during the 180 days preceding the Effective Date (or, if more favorable to the Executive, as in effect at any time thereafter until the termination of employment), in a manner consistent with the past practices of the Company as to timing and amount, until each policy has achieved paid-up status.

          (h) Equity Incentive Awards. Notwithstanding the provisions in any stock option award, restricted stock award or other equity incentive compensation award (the "Awards"), the Executive shall become fully vested in all outstanding Awards and all otherwise applicable restrictions shall lapse and for purposes of determining the length of time the Executive has to exercise rights, if applicable under any such Award, the Executive shall be treated as if he had retired from the service of the Company at or after age 55 and completion of ten years of service.

     4. Obligation of the Company on a Covered Termination of Employment Not Associated with a Change in Control of the Company. In the event of a Covered Termination of Employment Not Associated with a Change in Control of the Company, then the Company shall provide the Executive with the same compensation and benefits and subject to the same terms and conditions as are specified in Section 3 above, but the tax gross-up provisions of
Section 5 hereof shall not apply. Further, the deferral election for the Executive described in Section 3(c) above shall apply, but only if the written irrevocable deferral form is filed with the Company both prior to the expiration of thirty days from the date this Agreement is signed by the Executive and prior to the Executive's termination of employment.

     5.   Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, and whether or not a Covered Termination of Employment occurs, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by
     Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)  Subject to the provisions of paragraph (c) of this
     Section 5, all determinations required to be made under this
     Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this
     Section 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii)  take such action in connection with
          contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company.

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. Termination of Employment. The Company shall be entitled to terminate the Executive's employment on account of Disability pursuant to the procedures set forth in Section (e) of the Appendix, for Cause pursuant to the procedures set forth in Section (a) of the Appendix, or without Cause by giving written notice to the Executive of such termination. The Executive may terminate his employment for Good Reason by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date such notice is given, unless the notice sets forth a later date (which date shall in no event be later than thirty days after the notice is given). In the event of a dispute regarding whether the Executive's voluntary termination qualifies as a termination for Good Reason, no claim by the Company that the same does not constitute a termination for Good Reason shall be given effect unless the Company establishes by clear and convincing evidence that such termination does not constitute a termination for Good Reason. The Executive may also terminate his employment without Good Reason by giving the Company written notice of such termination.

     7. Special Pension Provisions. The Executive shall be eligible to participate in the Company's Supplemental Executive Retirement Plan (the "SERP") with respect to monthly benefits "A" and "B," but on the following modified terms which shall override any contrary provisions in the SERP:

          (a) The Executive or his beneficiary will become entitled to monthly benefit "A" on his retirement at or after age 55, or in the event of his termination of service because of death or Disability while in the service of the Company prior to age 55.

          (b) Further, the Executive will be entitled to past service credit under monthly benefit "A," calculated as if his participation in the Company's tax-qualified pension plan, the Retirement Account Plan, had commenced at age 30 and as if the benefit formula under such pension plan for all periods before December 31, 1995 was the same as in effect on December 31, 1995, and for all periods after December 31, 1995, pursuant to the actual benefit formula used in such pension plan (including the grandfathered minimum benefit provisions thereof), offset by the value of any benefits payable to the Executive from Social Security which is the actuarial equivalent of a single life annuity benefit payable to the Executive at the later of age 65 or the date when benefits commence under monthly benefit "A." Actuarial equivalency for this purpose shall be determined using an interest rate equal to the five-year United States Treasury Note yield in effect on the last business day of the month prior to the month in which benefits commence under monthly benefit "A," as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the qualified defined benefit plan of the Company or its subsidiaries applicable to the Executive.

          (c) Any early retirement reduction factor that would otherwise apply to the Executive at any time between ages 55 and 62 will be disregarded and in lieu thereof, the Executive will be deemed entitled for purposes of monthly benefit "A" to the following percentages of the calculated benefit:


                Age          % of Benefit "A" Becoming
                                      Payable

                 55                     51%
                 56                     57%
                 57                     75%
                 58                     81%
                 59                     86%
            60 or later                100%

          (d) The Executive will become entitled to monthly benefit "B" on his retirement at or after 55.

     8. Obligations of the Company on Termination of Employment for Death, Disability, for Cause or by the Executive Other than for Good Reason. If the Executive's employment is terminated by reason of his death or Disability (but not under the circumstances covered by paragraph (c)(iv) of the Appendix), or if such employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company will pay to the Executive's estate or legal representative or to the Executive, as the case may be, all accrued but unpaid base salary and all other benefits and amounts which may become due in accordance with the terms of any applicable benefit plan, contract, agreement or practice (including pursuant to the SERP as modified pursuant to Section 7 above), but no other compensation or benefits will be paid under this Agreement.

     9.   Successors and Binding Agreements.

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and the direct and indirect parent of any such successor, to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's respective personal or legal representative, executor, administrator, successor, heirs, distributees and/or legatees.

          (c) Neither the Company nor the Executive may assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or the laws of descent and distribution. In the event the Executive attempts any assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

     10. Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

     11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state, except that
Section 12 shall be construed in accordance with the Federal Arbitration Act if arbitration is chosen by the Executive as the method of dispute resolution.

     12. Settlement of Disputes; Arbitration; Attorneys' Fees. Any dispute or controversy arising under or in connection with this Agreement shall be settled, at the Executive's election, either by arbitration in Milwaukee, Wisconsin in accordance with the rules of the American Arbitration Association then in effect or by litigation; provided, however, that in the event of a dispute regarding whether the Executive's employment has been terminated for Cause or whether the Executive's voluntary termination qualifies as a termination for Good Reason, the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving any provision of this Agreement.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     14. Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto. There are no representations, warranties or agreements of any kind relating thereto that are not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto or their respective successors and legal representatives.

     15. Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

     16. Certain Limitations. Nothing in this Agreement shall grant the Executive any right to remain an executive, director or employee of the Company or of any of its subsidiaries for any period of time.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first written above.

                                   WISCONSIN ENERGY CORPORATION


          /s/ Paul Donovan         By:/s/ Dick Abdoo
          ________________            ____________________
          PAUL DONOVAN                   Dick Abdoo


                            APPENDIX


     This is an appendix to the Senior Officer Change in Control, Severance and Special Pension Agreement between WISCONSIN ENERGY
CORPORATION and PAUL DONOVAN dated March 8, 2000 (the
"Agreement").

     As used in the Agreement, the terms set forth below shall have the following meanings:

     (a) "Cause" means that the Executive shall, prior to any termination of employment have:

          (i) engaged in any act of fraud, embezzlement or theft in connection with his duties for or in the course of his employment by the Company or any of its affiliates; or

          (ii) wrongfully disclosed any material confidential information of the Company or any of its affiliates; or

          (iii) engaged in willful misconduct in the performance of his duties for the Company or any of its affiliates that was intended to personally benefit the Executive;

and in any such case the act shall have been determined by the Board (the "Board") to have been materially harmful to the Company. The Executive may only be terminated for Cause if the Company gives written notice to the Executive of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Meeting for Cause. The "Special Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the notice of termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Meeting for Cause, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the notice of termination for Cause and that conduct constitutes Cause under this Agreement. In the event of a dispute regarding whether the Executive's employment has been terminated for Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.

     (b) "Change in Control" with respect to the Company means the occurrence of any of the following events, as a result of one transaction or a series of transactions:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates and any qualified or nonqualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13(d) promulgated under such Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

          (ii) individuals who constitute a majority of the Board immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;

          (iii) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination: (A) less than 60% of the combined voting power of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company (provided that for purposes of this clause (A), voting securities of the Company issued in connection with the combination, including securities to cover stock options or to cure "tainted" shares in a pooling, shall be treated as having been issued in connection with the combination and not as having been outstanding immediately prior to such combination) and (B) those individuals who were directors of the Company immediately prior to such transaction or individuals who were nominated for election to the Board by at least a majority of such directors do not constitute a majority of the Board of Directors of the surviving or resulting corporation immediately after such transaction;

          (iv) the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets not in the ordinary course of business to another person or entity;
     or

          (v) the Board of Directors determines in its sole and absolute discretion that there has been a Change in Control of the Company.

     These Change in Control provisions shall apply to successive
     Changes in Control on an individual transaction basis.

     (c)  "Covered Termination of Employment Associated with a
Change in Control" means:

          (i) a termination of employment by the Company other than because of death or Disability and without Cause, which occurs within a period of eighteen months following the Effective Date or,

          (ii) a termination of employment by the Company other than because of death or Disability and without Cause within a period of six months prior to the Effective Date, and it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, or

          (iii) a termination of employment by the Executive for Good Reason within a period of eighteen months following the Effective Date and also subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g) after the Effective Date, or, in the case of an event described in Section (g)(i), (ii),
     (iii) or (iv), such event occurs on or before the Effective Date and it is reasonably demonstrated by the Executive that such event occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection or in anticipation of a Change in Control, or

          (iv) a voluntary termination of employment by the Executive without Good Reason following completion of one year of service after a Change in Control of the Company, provided that the voluntary termination must be effected by the Executive within six months after the completion of that one-year of service. Further, if the Executive gives written notice to the Company any time after a Change in Control of the Company but before completion of one year of service thereafter that the Executive intends to so voluntarily terminate and if the Executive should thereafter die while in the employ of the Company or incur a termination of employment because of Disability, in either case before completion of such one year of service, such death or termination of employment shall be treated as a Covered Termination Associated with a Change in Control.

     (d) "Covered Termination of Employment Not Associated with a Change in Control of the Company" means:

          (i) a termination of employment by the Company other than because of death or Disability and without Cause, or

          (ii) a termination of employment by the Executive for Good Reason subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g).

     (e) "Disability" means that the Executive has been unable, for a period of 180 consecutive business days, to perform the material duties of his job, as a result of physical or mental illness or injury and that a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before the expiration of such thirty-day period.

     (f) "Effective Date" means the first date on which a Change in Control of the Company occurs, except that if Section 4 of the Agreement applies, the term shall mean the date immediately prior to the Executive's termination of employment.


     (g)  "Good Reason" means:

          (i) the assignment to the Executive of any duties inconsistent, in the reasonable judgment of the Executive, with the customary duties of a Chief Financial Officer or any other action by the Company that results in material reduction of the Executive's duties and responsibilities, or

          (ii) any reduction in the Executive's base salary or percentage of base salary available as an incentive compensation or bonus opportunity relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Effective Date or to the extent more favorable to the Executive, those in effect after the Effective Date, or any failure by the Company to continue to provide for the Executive's participation in the Company's long-term incentive plans and programs on a basis commensurate with other senior executives of the Company, or

          (iii) the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment immediately prior to the Effective Date, or

          (iv) the Company's requiring the Executive to travel on Company business to a materially greater extent than was required immediately prior to the Effective Date, or

          (v)   the failure by the Company to comply with Section
     9(a) of this Agreement.

     (h) "Highest Bonus Amount" means the highest dollar bonus which would result from three calculations, as follows: (i) the highest percentage of base salary ever used with respect to the calculation of the Executive's bonus during the three complete fiscal years of the Company immediately preceding the termination of employment or, if more favorable to the Executive, during the three complete fiscal years of the Company immediately preceding the Change in Control of the Company, multiplied times the highest per annum base rate of salary in effect with respect to the Executive during the three-year period immediately prior to the termination of employment; (ii) the highest dollar bonus earned by the Executive under any cash bonus or incentive compensation plan of the Company during either of the three complete fiscal year periods of the Company listed in (i) above, whichever is more favorable to the Executive; or (iii) the Executive's bonus or incentive compensation "target" for the fiscal year in which the termination of employment occurs.



          EXAMPLE OF SPECIAL RETIREMENT PLANS LUMP SUM
                    PROVIDED BY SECTION 3(d)

In the event of a Covered Termination of Employment, the participant is entitled to a Special Retirement Plans Lump Sum, as defined in paragraph 3(d) of this Agreement. This is an Example of how this lump sum will be calculated, using a hypothetical illustration.

Schedule 1 is a copy of the retirement benefit illustration provided to Mr. Donovan under the terms of his employment agreement. His actual retirement benefit will vary from this illustration and is dependent upon:

*    his actual annual cash compensation (columns 2-5),
* the IRS's actual covered compensation table for the years noted (column 6), and
* the 5-year U.S. Treasury rate and the annuity mortality table used for calculating lump sum amounts then in use in the Company's Retirement Plan (both of which will impact columns 13 and 14).

Mr. Donovan's actual retirement benefit will also be reduced to reflect the value of his future Social Security Benefit-this reduction is not illustrated.

Schedule 2 calculates Mr. Donovan's retirement benefits under a set of hypothetical assumptions as follows:

1. Participant has a Covered Termination of Employment at the end of 2002.
2. Participant's annual cash compensation for the years prior to the Covered Termination is as follows:

              Credited   Base       Annual    Total Cash
  Year    Age Service   Salary      Bonus    Compensation

  1999    52     22     $164,583     $87,465    $ 252,048
  2000    53     23      395,000     237,000      632,000
  2001    54     24      410,000     265,000      675,000
  2002    55     25      425,000     250,000      675,000


The benefit calculated in accordance with paragraph 3(d) amount
(a) is the difference between Mr. Donovan's retirement benefit as if he continued employment for three years after the time of a Covered Termination, minus the value at the time of the Covered Termination. This value will vary depending upon the 5-Year
U. S. Treasury Note Yield in effect at the time of the Covered Termination, which is used as the discount rate. For illustrative purposes, the calculations at two different discount rates are shown:

EXAMPLE OF SPECIAL RETIREMENT PLANS LUMP SUM
PROVIDED BY SECTION 3(d)
Page Two


 At 5.1%:

     $4,509,022 - $2,945,312 =  $1,563,710

 At 7.5%:

     $3,632,850 - $2,341,915 =  $1,290,935

The benefit under 3(d) amount (b) is equal to three percent of the total cash compensation (based on the current employer matching contribution of 50% of the first 6% of pay) during the three years following the Covered Termination. In this hypothetical illustration, the benefit is calculated as follows:

  Annual cash compensation for three years following Covered
Termination event:

      $  699,695
      $  699,695
      $  699,695
      $2,099,085  x 3 percent =  $62,973